Exhibit 3 - Stock Purchase Agreement




                     STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of November 13, 2001, by and between USA Dealers Auction.com, Inc., a Nevada Corporation (the "Seller"), and Ashford Capital, LLC, a California Limited Liability Company (the "Purchaser") or its assignees.

                            RECITALS

     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, Ten Million
Shares (10,000,000) shares  of Common Stock (collectively,  the
"Shares") for the  consideration  set  forth herein.

                            AGREEMENT

     NOW,    THEREFORE,   in   consideration   of   the    mutual
representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                            ARTICLE I

                   TERMS OF PURCHASE AND SALE

     1.01.   Sale  of the Shares.  At the Closing (as defined  in
Section 1.03 hereof), subject to the terms and conditions set forth herein, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares.

     1.02. Purchase Price. Subject to the terms and conditions of this Agreement, in full payment of the purchase price for the Shares, the Purchaser shall pay to the Seller an amount equal to Twenty-five Thousand and No/100 Dollars ($25,000.00) in cash and a note for Eighteen Thousand One Hundred and Twenty Five ($18,125.00) due in 6 months at an interest rate of 6% annually (the "Purchase Price").

     1.03  Closing.

          (a)  The closing of the transaction contemplated hereby
(the "Closing") shall take place on the date first set forth above by the Purchaser and the Seller delivering to each other a signed copy of this Agreement.

          (b) At the Closing, subject to the terms and conditions set forth herein, the Purchaser shall pay and deliver to the Seller $15,000. The remainder of the Purchase Price will be delivered upon receipt of the shares, approval by majority shareholders.

          (c) At the Closing, subject to the terms and conditions set forth herein and following receipt by the Seller of the Purchase Price, the Seller shall deliver or cause to be delivered to the Purchaser stock certificates representing the Shares, duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Shares in blank.

                           ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchaser as follows:

     2.01. Organization; Good Standing. USA Dealers Auction.com is a corporation duly organized, validly existing and in good standing under the laws of the Nevada, and USA Dealers Auction.com has all requisite corporate power and authority under such laws to carry on its business as now conducted.

     2.02. Liability Free Status. USA Dealers Auction.com is a corporation at present free from all liabilities including but not limited to notes, loans, debentures, liability instruments; employment obligations, options, warrants, or any other liability except as specified in Appendix A.

     2.03. Power and Authority; Effect of Agreement. The sale of the Shares, the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity.

     2.04. No Conflict. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated herein will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with or constitute a default under (a) any provision of law, rule or regulation to which the Seller is subject, (b) any order, judgment or decree applicable to the Seller, (c) any provision of the charter documents of USA Dealers Auction.com or (d) any indenture, agreement or other instrument by which the Seller is bound.

     2.05.  Title to Shares.

          (a) The Shares will be duly and validly issued by USA Dealers Auction.com and will fully paid and non-assessable. The Seller warrants that the Shares are free and clear of any and all liens, security interests, pledges, mortgages, charges, limitations, claims, restrictions, rights of first refusal, rights of first offer, rights of first negotiation or other encumbrances of any kind or nature whatsoever (collectively, "Encumbrances").

          (b) Upon consummation of the Closing, without exception, the Purchaser will acquire from the Seller legal and beneficial ownership of, good and marketable title to, and all rights to vote, the Shares to be sold to the Purchaser by the Seller, free and clear of all Encumbrances.

                           ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

     3.01. Organization; Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority under such laws to carry on its business.

     3.02. Power and Authority; Effect of Agreement. The purchase of the Shares, the payment and delivery of the Purchase Price, the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and is subject to general principles of equity.

     3.03. No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated herein will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with or constitute a default under (a) any provision of law, rule or regulation to which the Purchaser is subject, (b) any order, judgment or decree applicable to the Purchaser, (c) any provision of the charter documents of the Purchaser or (d) any indenture, agreement or other instrument by which the Purchaser is bound.

     3.04. Accredited Investor. The Purchaser is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act").

     3.05. Purchase Entirely for Own Account. The Shares will be acquired for investment for the Purchaser's own account, not as a nominee or agent.

     3.06. No Advertisement. The Purchaser hereby acknowledges and agrees that neither the Seller nor any of their respective officers, directors, employees, shareholders, affiliates, attorneys, agents or advisors, has offered or sold the Shares to the Purchaser by any form of general solicitation or general advertising, including, but not limited to, (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

                           ARTICLE IV

                    COVENANTS OF THE PARTIES

     4.01. Cooperation; Further Assurances. Prior to the Closing, the Seller and the Purchaser will use all reasonable efforts,  and  will  cooperate with each  other,  to  secure  all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to comply with applicable state securities laws and to effectuate the transactions contemplated hereby, and will otherwise use all reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof. At any time or from time to time after the Closing, at the request of the Seller or the Purchaser, the parties shall execute and deliver any further instruments or documents and take all such further action as may be reasonably necessary in order to evidence or
otherwise   facilitate  the  consummation  of  the   transactions
contemplated hereby.

                            ARTICLE V

                      CONDITIONS TO CLOSING

     5.01.   Conditions to the Obligations of  the  Seller.   The
Seller's obligation to sell the Shares shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

          (a)   Compliance  with this Agreement.   The  Purchaser
shall have performed and complied with all agreements and conditions contained herein that are required to be performed or complied with on or prior to the Closing Date.

          (b) Payment of Purchase Price. The Purchaser shall have delivered to the Seller the Purchase Price in accordance with Article I hereof.

     5.02.    Conditions   to  Obligation  of   Purchaser.    The
obligation of the Purchaser to purchase the Shares shall be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

          (a) Compliance with this Agreement. The Seller shall have performed and complied with all agreements, covenants and conditions contained herein that are required to be performed or complied with on or prior to the Closing Date.

          (b) Consents; Permits. The Seller shall have received all consents, permits, approvals and other authorizations that may be required from, and made all such filings and declarations that may be required with, any person pursuant to any state securities laws, in connection with the transactions contemplated by this Agreement.

     5.03. Reconstitution of Board. At Closing, the existing officers and directors of USA Dealers Auction.com shall resign, and new board members and officers designated by Purchaser shall be appointed.

                           ARTICLE VI

                  TERMINATION PRIOR TO CLOSING

     6.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) By the mutual written consent of the Seller and the Purchaser; or

          (b) By either the Seller or the Purchaser by written notice, without liability to the terminating party on account of such termination (provided the terminating party is not otherwise in default or in breach of this Agreement), if there shall have been a breach by the other party of any of its representations, warranties, covenants or agreements contained herein, which breach results in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein.

     6.02. Effect on Obligations. Termination of this Agreement pursuant to this Article VI shall terminate all obligations of the parties hereunder, except for their obligations under Section
7.01 hereof; provided, however, that termination pursuant to clause (b) of Section 6.01 hereof shall not relieve the defaulting or breaching party from any liability to the other party hereto.

                           ARTICLE VII

                          MISCELLANEOUS

     7.01. Expenses. Except as otherwise provided herein, the Purchaser shall pay all costs and expenses incurred by or on behalf of the Purchaser, and the Seller shall pay all costs and expenses incurred by or on behalf of the Seller, in connection with the negotiation of this Agreement and the performance of the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its and their financial consultants, accountants and legal counsel.

     7.02. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, as follows:

     If to the Seller, to:
          USA Dealers Auction.com
          1650 Grand Ave.
          San Marcos, CA, 92069
          Attention: Ali Tamasabi

     If to the Purchaser, to:

          Ashford Capital LLC
          1301 Dove Street, Suite 800
          Newport Beach, California 92660
          Facsimile:  (949) 757-1056

or at such other address for a party as shall be specified by like notice.

     7.03. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     7.04.   Entire  Agreement.  This Agreement  constitutes  the
sole and entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, discussions, representations, warranties or other communications.

     7.05. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.06. Amendments. This Agreement may not be amended or modified without the written consent of the Seller and the Purchaser, nor shall any waiver be effective against any party unless in a writing executed on behalf of such party.

     7.07. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

     7.08. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

     7.09. Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, executors, beneficiaries and permitted assigns of the parties hereto.

     7.10. Confidentiality. Each party hereto agrees that, except with the prior permission of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any information or knowledge relating to (a) any provisions of this Agreement, (b) any discussions or negotiations relating to this Agreement and (c) the identity of the parties to this Agreement, except as required by law or any regulatory agencies. The parties hereto further agree that there shall be no press release or other public statement issued by either party relating to this Agreement or the transactions contemplated hereby, unless the parties otherwise agree in writing.

     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Stock Purchase Agreement to be executed and delivered by the undersigned as of the day and year first above written.

SELLER:
                                PURCHASER:

USA Dealers Auction.com         Ashford Capital LLC


By: ___________________         By:_______________________
      Al Tamasabi                   Walter Wright